Exhibit 99.1

Cooney decides not to seek re-election to Erie Indemnity Board of Directors;
Board sets size at 14 members

Erie, Pa. – April 13, 2006 — On April 11, 2006, Wilson C. Cooney notified Erie Indemnity Company (Nasdaq: ERIE) of his decision to remove his name from the slate of nominees for election to the Board of Directors of Erie Indemnity Company and its affiliated companies. The Annual Shareholders’ Meeting of the Erie Indemnity Company is scheduled for Tuesday, April 18, 2006, at the Company’s headquarters in Erie, Pa.

In his letter to Chairman of the Board F. William Hirt, Mr. Cooney noted that he was thankful for the opportunity to be a director of the Company and commended the Board of Directors saying that they are extremely qualified to assist the Company to meet the challenges of the future.

“We appreciate Bill’s contributions to the Company as a Board member and the insights he has provided,” said Chairman Hirt. “We wish him success in all his future endeavors.”

At a special meeting of the Erie Indemnity Company Board of Directors held Thursday, April 13, 2006, the size of the Board was reduced from 15 to 14 members to be effective at the Company’s Annual Meeting of Shareholders. Mr. Cooney’s name was also removed from the slate of nominees for election to the Board of Directors, which was announced by the Company in February 2006.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company. According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 15th largest automobile insurer in the United States based on direct premiums written and the 23rd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 421 on the FORTUNE 500 and is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.